Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Strategy Funds, Inc.
811-07687, 333-07463


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Articles of Amendment to Amended and Restated
Articles of Incorporation of First American
Investment Funds, Inc., containing a description of changing the name of the corporation, First
American Strategy Funds, Inc. to Nuveen Strategy
Funds, Inc., effective April 4, 2011.